Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Strategic Income Fund, which was held on November 7, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of Shares
Nominee              For                 Withhold Authority
Jeffrey L. Shames   36,316,023.102        676,480.543
John W. Ballen      36,322,100.667        670,402.978
Lawrence H. Cohn    36,297,307.792        695,195.853
J. David Gibbons    36,313,428.084        679,075.561
William R. Gutow    36,317,853.906        674,649.739
J. Atwood Ives      36,322,789.342        669,714.303
Abby M. O'Neill     36,324,540.185        667,963.460
Lawrence T. Perera  36,326,922.843        665,580.802
William J. Poorvu   36,315,726.984        676,776.661
Arnold D. Scott     36,323,202.970        669,300.675
J. Dale Sherratt    36,324,941.165        667,562.480
Elaine R. Smith     36,312,636.986        679,866.659
Ward Smith          36,315,889.651        676,613.994
Item 2. The amendment, removal, or addition of certain fundamental investment policies.
Number of Shares
For 28,749,110.743
Against 912,427.488
Abstain 1,131,801.414
Broker Non-votes 6,199,164.000
Item 3. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 35,136,216.171
Against 701,008.787
Abstain 1,155,278.687
Item 4. The approval of a new investment management fee.
Number of Shares
For 27,036,817.097
Against 1,750,788.655
Abstain 2,005,733.893
Broker Non-votes 6,199,164.000
Item 5.The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending October 31, 2002.
Number of Shares
For 35,881,975.713
Against 261,846.776
Abstain 848,681.156
Broker Non-votes 6,199,164.000